Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY QUARTERLY EARNINGS

EL DORADO, Arkansas, October 31, 2012 – Murphy Oil Corporation (NYSE: MUR) announced today that income from continuing operations in the third quarter of 2012 was $228.9 million ($1.17 per diluted share) compared to $347.3 million ($1.79 per diluted share) in the third quarter of 2011. Net income, which includes the results of discontinued operations, was $226.7 million ($1.16 per diluted share) in the third quarter 2012 compared to $406.1 million ($2.09 per diluted share) in the 2011 third quarter. Earnings in the 2012 quarter were below prior year levels primarily due to the effects of lower North American natural gas sales prices, weaker U.S. retail marketing margins, an income tax benefit in the 2011 quarter, and an unfavorable variance from foreign exchange.

During the third quarter of 2012, the Company’s Board of Directors agreed to sell the Company’s exploration and production operations in the United Kingdom. The sale of these assets is expected to be completed near year-end 2012. The results of these operations in both years, as well as the results of U.S. refining operations in 2011, are presented as discontinued operations. The results of discontinued operations was a loss of $2.2 million ($0.01 per diluted share) in the 2012 third quarter compared to income of $58.8 million ($0.30 per diluted share) in the 2011 quarter.

For the first nine months of 2012, income from continuing operations was $801.7 million ($4.12 per diluted share) compared to $847.4 million ($4.36 per diluted share) in 2011. The decline in continuing operations income in 2012 was primarily attributable to weaker U.S. retail marketing margins and an unfavorable variance in the effects of foreign exchange in the current year. Net income in 2012 totaled $812.2 million ($4.17 per diluted share) compared to $986.6 million ($5.07 per diluted share) for the same period in 2011. Net income in the current year included discontinued operations income of $10.5 million ($0.05 per diluted share) compared to discontinued operations income of $139.2 million ($0.71 per diluted share) in 2011.

Net Income

	Three Months Ended September 30		Nine Months Ended September 30
(Millions of Dollars)	2012	2011	2012	2011
Exploration and Production	$221.1	273.4	760.0	758.8
Refining and Marketing	42.8	68.9	119.1	129.3
Corporate	(35.0)	5.0	(77.4)	(40.7)

Income from continuing operations	228.9	347.3	801.7	847.4
Income (loss) from discontinued operations	(2.2)	58.8	10.5	139.2

Net income	$226.7	406.1	812.2	986.6

Income per Common share – Diluted:
Income from continuing operations	$1.17	1.79	4.12	4.36
Net income	1.16	2.09	4.17	5.07

Third Quarter 2012 vs. Third Quarter 2011

Exploration and Production (E&P)

The Company’s income contribution from E&P continuing operations was $221.1 million in the third quarter of 2012 compared to $273.4 million in the same quarter of 2011. The decline in earnings in the 2012 quarter compared to 2011 was primarily attributable to lower sales prices for North American natural gas, higher depreciation expense related to oil and natural gas volumes sold, and lower income tax benefits. Higher crude oil sales volumes in the current quarter partially offset these unfavorable variances. Depreciation expense rose in 2012 due to higher sales volumes, primarily in the Eagle Ford Shale of South Texas and at the Kikeh field, offshore Malaysia. The 2011 quarter included a tax benefit of $25.6 million in Malaysia based on a determination that past costs incurred in Block P are deductible against taxable income of Block K.

E&P Metrics

	Three Mos. Ended September 30		Nine Mos. Ended September 30
	2012	2011	2012	2011
Oil Production Volume – Bbls. per day	105,796	96,437	105,766	101,269
Natural Gas Sales Volume – MCF per day	454,573	470,183	495,711	447,044
Total BOE Production Volume – BOE per day	181,558	174,801	188,385	175,776

Average Realized Oil Sales Price – Per Bbl.	$96.09	95.95	97.13	94.36
Average Realized North American Natural Gas Sales Price – Per MCF	$2.61	4.20	2.43	4.26
Average Realized Sarawak Natural Gas Sales Price – Per MCF	$7.59	7.54	7.79	6.76

Exploration expenses totaled $94.0 million in the third quarter 2012, up from $85.5 million in the 2011 quarter. The increase was primarily attributable to dry holes on the Central Dohuk license in the Kurdistan region of Iraq and in Malaysia during the 2012 quarter. These dry holes were partially offset by prior year costs that did not repeat for 3D seismic acquisition on Block CA-2, offshore Brunei, and other geophysical costs for licenses in the Kurdistan region of Iraq.

Worldwide production totaled 181,558 barrels of oil equivalent per day in the 2012 third quarter, up from 174,801 barrels of oil equivalent per day in the 2011 quarter. Crude oil, condensate and gas liquids production was 105,796 barrels per day in the 2012 quarter compared to 96,437 barrels per day in 2011. Higher oil volume produced in the 2012 quarter was mostly attributable to the Eagle Ford Shale area and the Kikeh field; development drilling operations are ongoing in the Eagle Ford Shale and new wells have been brought on production at Kikeh. These increases were partially offset by lower production in 2012 at Terra Nova, offshore Newfoundland, where the field was shut-in for maintenance during the quarter, and at the Azurite field, offshore Republic of the Congo, primarily due to a well that was offline awaiting a fourth quarter rig workover. Natural gas sales volumes averaged 454 million cubic feet per day in the 2012 quarter, down from 470 million cubic feet per day in the prior year’s quarter. Lower gas volumes were produced in 2012 at the Tupper area in British Columbia, where voluntary shut-ins have occurred and development activities have been deferred due to depressed North American natural gas sales prices. Additionally, gas sales volumes were lower offshore Sarawak, Malaysia mainly due to maintenance at the third party onshore receiving facilities. U.S. natural gas sales volumes rose in the third quarter 2012 due to higher production at Eagle Ford Shale properties.

The average sales price for the Company’s crude oil, condensate and gas liquids was $96.09 per barrel in the 2012 third quarter, compared to $95.95 per barrel in the 2011 quarter. Natural gas sales prices in North America averaged $2.61 per thousand cubic feet (MCF) in the 2012 quarter, down significantly from the $4.20 per MCF realized during the 2011 quarter. Natural gas sold from fields offshore Sarawak, Malaysia averaged $7.59 per MCF in the 2012 quarter compared to $7.54 per MCF a year ago.

Refining and Marketing (Downstream)

The Company’s refining and marketing business generated a profit from continuing operations of $42.8 million in the third quarter 2012 compared to a profit of $68.9 million in the 2011 third quarter. As previously noted, the Company sold two U.S. refineries and certain associated marketing terminals in 2011 and has reported these as discontinued operations. Those results are excluded from the Downstream results from continuing operations above. Continuing operations for the U.S. Downstream segment now includes the retail marketing business, two ethanol production facilities and wholesale marketing and trading operations retained after the sale of U.S. refining operations. On October 16, 2012, the Company announced a plan to separate its U.S. Downstream business into an independent company in 2013.

U.S. Downstream continuing operations generated a profit of $17.3 million in the third quarter of 2012 compared to a profit of $88.0 million in the 2011 quarter. The earnings decline for this business in 2012 was principally a result of weaker margins for both retail marketing and ethanol production operations compared to the prior year. U.S. retail marketing margins averaged 10.3 cents per gallon in the 2012 quarter compared to 20.0 cents per gallon in the 2011 quarter. Wholesale gasoline prices rose significantly in the third quarter 2012 and the retail marketing operation was unable to fully pass on this cost increase to its retail customers. The operating results at the two U.S. ethanol production facilities in 2012 were significantly weaker than the prior year due to crush spreads that were squeezed by high corn prices in the just completed quarter. The U.K. Downstream operations benefited from much stronger refining margins in the 2012 quarter compared to the prior year, as this business generated income of $25.5 million in the 2012 quarter compared to a loss of $19.1 million in the 2011 quarter. Unit margins in the U.K. in the 2012 quarter were more than $5.00 per barrel better than the prior year.

Downstream Metrics

	Three Mos. Ended September 30		Nine Mos. Ended September 30
	2012	2011	2012	2011
U.S. Retail Fuel Margins – Per gallon	$0.103	0.200	0.125	0.165
U.S. Retail Merchandise Sales – Per store month	$159,424	164,953	157,004	158,385
U.K. Refinery Inputs – Bbls. per day	132,932	138,041	132,282	134,346
U.K. R&M Unit Margins – Per Bbl.	$3.44	(1.66)	1.85	(1.37)
Total Petroleum and Other Product Sales – Bbls. per day*	471,119	594,619	468,416	586,928

*	Includes 170,609 bbls. per day in the 2011 three-month period and 163,597 bbls. per day in the 2011 nine-month period related to discontinued operations.

Corporate

The Corporate function incurred net costs of $35.0 million in the third quarter of 2012, significantly unfavorable to the net benefit of $5.0 million in the 2011 third quarter. The unfavorable variance in 2012 was primarily related to after-tax losses of $12.6 million in the current quarter for transactions denominated in foreign currencies. The 2011 quarter included an after-tax benefit of $28.3 million from foreign currency transactions. The foreign currency charge in the current year was primarily attributable to a strengthening of the Malaysian ringgit against the U.S. dollar, which led to increased costs in U.S. dollar terms for income tax liabilities that are to be paid in the local currency. The Malaysian ringgit weakened against the U.S. dollar in the 2011 third quarter, which lowered income tax liabilities in U.S. dollar terms in the prior year. The 2012 quarter had lower net interest expense compared to the prior year quarter, primarily associated with less interest expense incurred coupled with higher amounts of interest capitalized to oil development projects. Administrative costs were also higher in 2012 than 2011, with the increase primarily related to additional costs for employee compensation.

Discontinued Operations

Discontinued operations results were a loss of $2.2 million in the third quarter 2012, compared to income of $58.8 million in the third quarter 2011. Beginning in the third quarter 2012, the results of operations for the U.K. E&P operations have been reported as discontinued operations due to the anticipated sale of this business in the coming months. The 2011 results for these U.K. operations have been reclassified to conform to this presentation. Discontinued operations in 2011 included a loss of $11.6 million for the U.K. E&P operations and income of $70.4 million related to the two U.S. refineries sold in late 2011. The U.S. refining income from discontinued operations in 2011 included a net gain on sale of $16.9 million. Discontinued operations in both years included tax charges for enacted tax rate changes in the U.K.; these tax charges totaled $5.5 million in 2012 and $14.5 million in 2011.

First Nine Months 2012 vs. First Nine Months 2011

Exploration and Production (E&P)

The Company’s E&P continuing operations earned $760.0 million in the first nine months of 2012 compared to $758.8 million in the same period of 2011. The year-to-date 2012 earnings were essentially flat with the prior year as higher crude oil and natural gas sales volumes, higher sales prices for oil and Sarawak natural gas and lower exploration expenses in the current period were mostly offset by lower North American natural gas prices, higher production and depreciation expenses, and prior year income items that did not recur. These 2011 income items included $25.6 million of income tax benefits in Malaysia and a $13.1 million after-tax gain on sale of gas storage assets in Spain. Production and depreciation expenses rose in 2012 primarily due to higher production levels in the Eagle Ford Shale and at the Kikeh field.

Total exploration expense was $243.7 million in 2012, down from $303.8 million in 2011. The prior year had higher costs associated with unsuccessful wildcat drilling in Indonesia, Suriname and Brunei, plus higher geophysical and lease amortization costs for licenses in the Kurdistan region of Iraq. These were partially offset by higher dry hole costs in 2012 in the Gulf of Mexico, Malaysia and the Kurdistan region of Iraq.

Total worldwide production in 2012 was 188,385 barrels of oil equivalent per day, up from 175,776 barrel equivalents in 2011. Total crude oil, condensate and gas liquids production averaged 105,766 barrels per day in 2012, compared to 101,269 barrels per day in 2011. The increase in oil volumes was mostly attributable to higher production at the Eagle Ford Shale and Kikeh. Oil volumes were lower in 2012 at the Terra Nova and Azurite fields. Natural gas sales volumes increased from 447 million cubic feet per day in 2011 to almost 496 million cubic feet per day in 2012, with the growth primarily attributable to higher gas volumes produced in the Tupper area. Future production in the Tupper area is expected to decline as drilling and production activities have been curtailed in this area due to weak North American natural gas sales prices.

The average sales price for crude oil and other liquids was $97.13 per barrel in 2012, up from $94.36 per barrel in 2011. North American natural gas was sold at an average price of $2.43 per MCF in 2012, down from the 2011 average of $4.26 per MCF. However, natural gas volumes produced offshore Sarawak were sold for $7.79 per MCF in 2012, compared to $6.76 per MCF in the prior year.

Refining and Marketing (Downstream)

The Company’s refining and marketing continuing operations generated a profit of $119.1 million in the first nine months of 2012 compared to a profit of $129.3 million in 2011. U.S. profits were $83.4 million in the first nine months of 2012, down from $172.9 million in the 2011 period. Income for the U.S. business declined in 2012 versus the prior year due to weaker margins for retail marketing and ethanol production operations. Per gallon margins for U.S. retail operations were 12.5 cents in 2012 compared to 16.5 cents in 2011. The U.K. Downstream business had a net profit of $35.7 million in the 2012 nine months compared to a net loss of $43.6 million in 2011, with the current year improvement fueled by significantly better refining margins.

Corporate

Corporate after-tax costs were $77.4 million in the first nine months of 2012 compared to costs of $40.7 million in the 2011 period. The higher net cost in the current year was mostly attributable to an unfavorable variance for transactions denominated in foreign currencies; these transactions led to after-tax costs of $3.5 million in the 2012 nine months compared to after-tax benefits of $32.2 million in 2011. The 2012 period also had higher administrative costs compared to 2011, primarily associated with more employee compensation expense in the later period. However, net interest expense was lower in the 2012 nine months, primarily due to higher amounts of interest costs capitalized to ongoing oil development projects.

Discontinued Operations

Income from discontinued operations of $10.5 million in the nine months of 2012 was associated with exploration and production operations in the U.K. Income from discontinued operations totaled $139.2 million in 2011, and included income of $6.8 million for U.K. E&P operations, plus a profit of $132.4 million associated with two U.S. refineries sold near the end of the third quarter 2011. The 2011 refinery profit included a $16.9 million net gain on sale of the two plants and associated marketing assets and inventories.

Steven A. Cossé, President and Chief Executive Officer, commented, “Our Company has recently made a number of key moves that are expected to enhance shareholder value when completed. As previously announced, the Board of Directors has set in place a plan to separate our U.S. Downstream business, which principally consists of over 1,150 retail service stations throughout the South and Midwest United States. We expect that this separation will occur in 2013. This action will allow the two key businesses – worldwide Upstream and U.S. Downstream – to gain sharper focus by fully concentrating on their own specific priorities, including strategic initiatives, allocation of resources and deployment of capital. Additionally, the Company will pay a special dividend of $2.50 per share on December 3 and has authorized a share buyback program of up to $1 billion. Furthermore, we are reviewing our portfolio of assets to rationalize their strategic fit within the organization; as part of this process, we have decided to sell our three oil and gas fields in the United Kingdom. This asset sale is expected to be completed by year-end.

“We anticipate total worldwide production volumes of 207,000 barrels of oil equivalent per day in the fourth quarter of 2012. Sales volumes of oil and natural gas are projected to average 206,000 barrels of oil equivalent per day in the fourth quarter 2012. At the present time, we expect income from continuing operations in the fourth quarter to range between $1.10 and $1.70 per diluted share. The fourth quarter estimate includes projected exploration expense of between $60 million and $190 million, and earnings from our downstream businesses of approximately $63 million. Results could vary based on the risk factors described below.”

The public is invited to access the Company’s conference call to discuss third quarter 2012 results on Thursday, November 1 at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy Oil’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-888-515-2880. The telephone reservation number for the call is 1084159. Replays of the call will be available through the same address on Murphy Oil’s Web site, and a recording of the call will be available through November 5 by calling 1-888-203-1112 and referencing reservation number 1084159. Audio downloads will also be available on the Murphy Web site through December 3 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the third quarter and nine months of 2012 with comparisons to 2011 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to separate its U.S. downstream business, to pay a special dividend, to repurchase shares of its common stock and to divest its U.K. downstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a failure to obtain assurances of anticipated tax treatment, a deterioration in the business or prospects of the U.S. downstream business, adverse developments in the U.S. downstream operation’s markets, adverse developments in the U.S. or global capital markets, credit markets or economies generally or a failure to execute a sale of the U.K. downstream operations on acceptable terms. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2011 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended September 30, 2012		Three Months Ended September 30, 2011*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$248.8	33.5	173.2	38.2
Canada	232.8	29.3	350.1	102.3
Malaysia	602.2	215.7	484.8	197.7
Republic of the Congo	—	(4.7)	43.7	(.7)
Other	—	(52.7)	—	(64.1)

	1,083.8	221.1	1,051.8	273.4

Refining and marketing
United States	4,475.5	17.3	4,629.2	88.0
United Kingdom	1,571.4	25.5	1,552.1	(19.1)

	6,046.9	42.8	6,181.3	68.9

	7,130.7	263.9	7,233.1	342.3
Intersegment transfers elimination	—	—	(42.7)	—

	7,130.7	263.9	7,190.4	342.3
Corporate	(8.5)	(35.0)	29.8	5.0

Revenues/income from continuing operations	7,122.2	228.9	7,220.2	347.3
Discontinued operations, net of tax	—	(2.2)	—	58.8

Total revenues/net income	$7,122.2	226.7	7,220.2	406.1

	Nine Months Ended September 30, 2012		Nine Months Ended September 30, 2011*
	Revenues	Income	Revenues	Income
Exploration and production
United States	$671.6	83.1	539.7	106.8
Canada	804.7	146.3	965.1	284.5
Malaysia	1,777.5	662.9	1,442.1	559.5
Republic of the Congo	57.6	(8.4)	111.4	(.4)
Other	.1	(123.9)	24.4	(191.6)

	3,311.5	760.0	3,082.7	758.8

Refining and marketing
United States	13,251.8	83.4	13,356.1	172.9
United Kingdom	4,668.1	35.7	4,499.0	(43.6)

	17,919.9	119.1	17,855.1	129.3

	21,231.4	879.1	20,937.8	888.1
Intersegment transfers elimination	—	—	(137.4)	—

	21,231.4	879.1	20,800.4	888.1
Corporate	5.4	(77.4)	43.7	(40.7)

Revenues/income from continuing operations	21,236.8	801.7	20,844.1	847.4
Discontinued operations, net of tax	—	10.5	—	139.2

Total revenues/net income	$21,236.8	812.2	20,844.1	986.6

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

		Canada			Republic
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia	of the Congo	Other	Total
Three Months Ended September 30, 2012
Oil and gas sales and other revenues	$248.8	108.0	124.8	602.2	—	—	1,083.8
Production expenses	74.2	43.7	55.8	93.4	3.3	—	270.4
Depreciation, depletion and amortization	82.5	65.8	14.7	133.6	—	.7	297.3
Accretion of asset retirement obligations	2.9	1.3	2.1	3.2	.2	—	9.7
Exploration expenses
Dry holes	—	—	—	26.2	—	29.2	55.4
Geological and geophysical	1.4	(3.1)	—	.4	.2	(.5)	(1.6)
Other	1.0	.2	—	—	—	6.9	8.1

	2.4	(2.9)	—	26.6	.2	35.6	61.9
Undeveloped lease amortization	20.8	7.4	—	—	—	3.9	32.1

Total exploration expenses	23.2	4.5	—	26.6	.2	39.5	94.0

Selling and general expenses	11.9	4.7	.3	(2.5)	1.0	12.5	27.9

Results of operations before taxes	54.1	(12.0)	51.9	347.9	(4.7)	(52.7)	384.5
Income tax provisions (benefits)	20.6	(2.6)	13.2	132.2	—	—	163.4

Results of operations (excluding corporate overhead and interest)	$33.5	(9.4)	38.7	215.7	(4.7)	(52.7)	221.1

Three Months Ended September 30, 2011
Oil and gas sales and other revenues	$173.2	219.6	130.5	484.8	43.7	—	1,051.8
Production expenses	41.4	43.7	59.2	116.5	11.4	—	272.2
Depreciation, depletion and amortization	40.8	75.1	13.5	83.0	26.7	.5	239.6
Accretion of asset retirement obligations	2.5	1.2	1.8	2.7	.1	.1	8.4
Exploration expenses
Dry holes	—	—	—	—	—	13.3	13.3
Geological and geophysical	3.8	.9	—	3.7	.9	24.5	33.8
Other	.8	.3	—	—	—	7.2	8.3

	4.6	1.2	—	3.7	.9	45.0	55.4
Undeveloped lease amortization	14.0	7.4	—	—	—	8.7	30.1

Total exploration expenses	18.6	8.6	—	3.7	.9	53.7	85.5

Selling and general expenses	10.4	3.9	.3	(1.1)	.5	9.9	23.9

Results of operations before taxes	59.5	87.1	55.7	280.0	4.1	(64.2)	422.2
Income tax provisions (benefits)	21.3	26.9	13.6	82.3	4.8	(.1)	148.8

Results of operations (excluding corporate overhead and interest)	$38.2	60.2	42.1	197.7	(.7)	(64.1)	273.4

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

		Canada			Republic
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia	of the Congo	Other	Total
Nine Months Ended September 30, 2012
Oil and gas sales and other revenues	$671.6	469.5	335.2	1,777.5	57.6	.1	3,311.5
Production expenses	177.7	128.6	167.1	306.7	24.1	—	804.2
Depreciation, depletion and amortization	210.8	219.9	40.4	368.7	33.8	1.8	875.4
Accretion of asset retirement obligations	8.6	3.9	6.3	8.9	.6	—	28.3
Exploration expenses
Dry holes	32.2	.8	—	26.2	—	30.4	89.6
Geological and geophysical	4.9	1.2	—	.6	.4	10.9	18.0
Other	6.7	.7	—	—	.2	21.3	28.9

	43.8	2.7	—	26.8	.6	62.6	136.5
Undeveloped lease amortization	60.3	21.8	—	—	—	25.1	107.2

Total exploration expenses	104.1	24.5	—	26.8	.6	87.7	243.7

Selling and general expenses	37.1	13.2	.7	(3.6)	3.1	34.5	85.0

Results of operations before taxes	133.3	79.4	120.7	1,070.0	(4.6)	(123.9)	1,274.9
Income tax provisions	50.2	23.2	30.6	407.1	3.8	—	514.9

Results of operations (excluding corporate overhead and interest)	$83.1	56.2	90.1	662.9	(8.4)	(123.9)	760.0

Nine Months Ended September 30, 2011
Oil and gas sales and other revenues	$539.7	574.8	390.3	1,442.1	111.4	24.4	3,082.7
Production expenses	118.9	112.0	176.0	304.3	28.2	—	739.4
Depreciation, depletion and amortization	132.1	199.3	40.1	254.7	64.5	1.3	692.0
Accretion of asset retirement obligations	7.4	3.7	5.7	8.0	.4	.3	25.5
Exploration expenses
Dry holes	.6	—	—	—	2.9	115.1	118.6
Geological and geophysical	24.4	3.4	—	9.5	2.5	27.0	66.8
Other	8.1	.9	—	—	.1	18.7	27.8

	33.1	4.3	—	9.5	5.5	160.8	213.2
Undeveloped lease amortization	52.3	21.4	—	—	—	16.9	90.6

Total exploration expenses	85.4	25.7	—	9.5	5.5	177.7	303.8

Terra Nova working interest redetermination	—	(5.4)	—	—	—	—	(5.4)
Selling and general expenses	30.8	10.5	.7	(1.1)	.8	28.0	69.7

Results of operations before taxes	165.1	229.0	167.8	866.7	12.0	(182.9)	1,257.7
Income tax provisions	58.3	68.6	43.7	307.2	12.4	8.7	498.9

Results of operations (excluding corporate overhead and interest)	$106.8	160.4	124.1	559.5	(.4)	(191.6)	758.8

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011*	2012	2011*
Revenues	$7,122,277	7,220,220	21,236,818	20,844,088

Costs and expenses
Crude oil and product purchases	5,667,359	5,727,873	16,813,044	16,633,221
Operating expenses	526,969	512,511	1,547,828	1,448,063
Exploration expenses	94,063	85,505	243,714	303,827
Selling and general expenses	85,509	72,858	261,287	218,337
Depreciation, depletion and amortization	330,253	271,270	972,663	783,531
Accretion of asset retirement obligations	10,005	8,638	29,052	26,162
Redetermination of Terra Nova working interest	—	—	—	(5,351)
Interest expense	12,941	17,329	36,278	41,648
Interest capitalized	(11,461)	(2,475)	(27,360)	(11,547)

	6,715,638	6,693,509	19,876,506	19,437,891

Income from continuing operations before income taxes	406,639	526,711	1,360,312	1,406,197
Income tax expense	177,728	179,401	558,657	558,773

Income from continuing operations	228,911	347,310	801,655	847,424
Income (loss) from discontinued operations, net of income taxes	(2,230)	58,804	10,534	139,206

Net income	$226,681	406,114	812,189	986,630

Income (loss) per Common share—Basic
Continuing operations	$1.18	1.80	4.13	4.38
Discontinued operations	(0.01)	0.30	0.05	0.72

Net income	$1.17	2.10	4.18	5.10

Income (loss) per Common share—Diluted
Continuing operations	$1.17	1.79	4.12	4.36
Discontinued operations	(0.01)	0.30	0.05	0.71

Net income	$1.16	2.09	4.17	5.07

Cash dividends per Common share	$0.3125	0.275	0.8625	0.825
Average Common shares outstanding (thousands)
Basic	194,290	193,518	194,126	193,343
Diluted	195,058	194,411	194,875	194,549

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(Thousands of dollars)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011[1]	2012	2011[1]
Operating Activities
Net income	$226,681	406,114	812,189	986,630
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	2,230	(58,804)	(10,534)	(139,206)
Depreciation, depletion and amortization	330,253	271,270	972,663	783,531
Amortization of deferred major repair costs	5,927	5,717	16,876	17,357
Expenditures for asset retirements	(10,186)	(3,075)	(22,949)	(15,171)
Dry hole costs	55,428	13,278	89,645	118,585
Amortization of undeveloped leases	32,079	30,093	107,151	90,623
Accretion of asset retirement obligations	10,005	8,638	29,052	26,162
Deferred and noncurrent income tax charges	111,671	100,221	155,616	110,670
Pretax gain from disposition of assets	31	(60)	(94)	(23,192)
Net (increase) decrease in operating working capital other than cash and cash equivalents	(113,895)	149,027	(217,240)	(305,221)
Other—net	88,776	(33,659)	120,862	36,121

Net cash provided by continuing operations	739,000	888,760	2,053,237	1,686,889
Net cash provided by discontinued operations	15,109	70,045	47,990	189,858

Net cash provided by operating activities	754,109	958,805	2,101,227	1,876,747

Investing Activities
Property additions and dry holes	(917,478)	(621,492)	(2,232,067)	(1,845,000)
Proceeds from sale of assets	225	91	388	27,629
Purchases of investment securities[2]	(524,274)	(557,715)	(1,360,746)	(1,233,321)
Proceeds from maturity of investment securities[2]	503,442	602,093	1,401,235	1,356,175
Expenditures for major repairs	(3,927)	(2,826)	(11,367)	(2,826)
Investing activities of discontinued operations, including proceeds from sale of Superior refinery and associated inventories in 2011	(14,094)	378,775	(36,524)	345,299
Other—net	3,026	2,824	8,898	7,150

Net cash required by investing activities	(953,080)	(198,250)	(2,230,183)	(1,344,894)

Financing Activities
Increase (decrease) in notes payable	393,003	(210,010)	584,899	384,970
Proceeds from exercise of stock options and employee stock purchase plans	2,386	345	11,138	8,245
Excess tax benefits related to exercise of stock options	629	51	1,957	4,119
Withholding tax on stock-based incentive awards	181	—	(3,522)	(8,014)
Issue cost of debt facility	(343)	(947)	(4,285)	(8,619)
Cash dividends paid	(60,722)	(53,217)	(167,520)	(159,529)

Net cash provided (required) by financing activities	335,134	(263,778)	422,667	221,172

Effect of exchange rate changes on cash and cash equivalents	8,889	(19,042)	9,110	(9,869)

Net increase in cash and cash equivalents	145,052	477,735	302,821	743,156
Cash and cash equivalents at beginning of period	671,642	801,246	513,873	535,825

Cash and cash equivalents at end of period	$816,694	1,278,981	816,694	1,278,981

[1]	Reclassified to conform to current presentation.
[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2011)

(Millions of dollars)

	Sept. 30,	Dec. 31,
	2012	2011
Total current assets	$4,102.0	3,447.7
Total current liabilities	3,224.6	2,824.9
Total assets	16,589.8	14,138.1
Long-term debt	1,184.6	249.6
Stockholders’ equity	9,616.8	8,778.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Capital expenditures—continuing operations
Exploration and production
United States	$581.1	144.1	1,132.4	516.5
Canada	189.0	232.1	479.9	657.6
Malaysia	384.0	176.9	1,042.4	419.1
Other	28.6	81.2	96.3	292.3

	1,182.7	634.3	2,751.0	1,885.5

Refining and marketing
United States	30.1	21.2	75.4	70.5
United Kingdom	5.3	5.9	15.4	13.5

	35.4	27.1	90.8	84.0

Corporate	2.0	0.9	5.4	4.4

Total capital expenditures—continuing operations	1,220.1	662.3	2,847.2	1,973.9

Charged to exploration expenses*
United States	2.4	4.6	43.8	33.1
Canada	(2.9)	1.2	2.7	4.3
Malaysia	26.6	3.7	26.8	9.5
Other	35.8	45.9	63.2	166.3

Total charged to exploration expenses	61.9	55.4	136.5	213.2

Total capitalized—continuing operations	$1,158.2	606.9	2,710.7	1,760.7

* Excludes amortization of undeveloped leases of	$32.1	30.1	107.2	90.6

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net crude oil, condensate and gas liquids produced – barrels per day	105,796	96,437	105,766	101,269
Continuing operations	102,111	94,935	102,354	98,956
United States	26,193	16,388	22,088	16,750
Canada – light	249	107	251	74
– heavy	6,175	7,097	7,148	6,875
– offshore	3,392	9,758	7,105	9,284
– synthetic	15,111	14,022	13,297	13,878
Malaysia	49,055	42,976	50,175	46,684
Republic of the Congo	1,936	4,587	2,290	5,411
Discontinued operations – United Kingdom	3,685	1,502	3,412	2,313

Net crude oil, condensate and gas liquids sold – barrels per day	105,640	93,394	106,322	98,663
Continuing operations	102,704	91,751	103,262	96,292
United States	26,193	16,388	22,088	16,750
Canada – light	249	107	251	74
– heavy	6,175	7,097	7,148	6,875
– offshore	3,324	10,262	7,417	9,381
– synthetic	15,111	14,022	13,297	13,878
Malaysia	51,652	39,329	51,100	45,374
Republic of the Congo	—	4,546	1,961	3,960
Discontinued operations – United Kingdom	2,936	1,643	3,060	2,371

Net natural gas sold – thousands of cubic feet per day	454,573	470,183	495,711	447,044
Continuing operations	451,798	467,081	492,541	442,638
United States	48,755	38,790	50,611	47,789
Canada	197,434	210,735	227,144	174,635
Malaysia – Sarawak	160,419	181,265	175,412	176,067
– Kikeh	45,190	36,291	39,374	44,147
Discontinued operations – United Kingdom	2,775	3,102	3,170	4,406

Total net hydrocarbons produced – equivalent barrels per day[1]	181,558	174,801	188,385	175,776
Total net hydrocarbons sold – equivalent barrels per day[1]	181,402	171,758	188,941	173,170

Weighted average sales prices
Crude oil, condensate and natural gas liquids – dollars per barrel[2]
United States	$99.71	102.05	103.69	102.33
Canada[3] – light	77.78	90.24	82.03	93.85
– heavy	45.89	49.78	47.67	55.08
– offshore	110.67	112.47	112.55	110.08
– synthetic	89.99	101.18	92.12	103.08
Malaysia[4]	100.52	93.85	99.12	89.86
Republic of the Congo[4]	—	104.43	107.26	103.05
United Kingdom – Discontinued operations	108.09	113.82	111.37	110.51
Natural gas – dollars per thousand cubic feet
United States[2]	$2.74	4.36	2.47	4.32
Canada[3]	2.58	4.17	2.42	4.24
Malaysia – Sarawak	7.59	7.54	7.79	6.76
– Kikeh	0.24	0.23	0.24	0.24
United Kingdom[3] – Discontinued operations	9.84	10.06	9.75	10.00

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under terms of the respective production sharing contracts.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Refining and Marketing
United States retail marketing:
Fuel margin per gallon[1]	$0.103	0.200	0.125	0.165
Gallons sold per store month	279,505	279,997	270,067	278,442
Merchandise sales revenue per store month	$159,424	164,953	157,004	158,385
Merchandise margin as a percentage of merchandise sales	14.4%	13.1%	13.6%	13.2%
Store count at end of period	1,151	1,120	1,151	1,120

United Kingdom refining and marketing—unit margins per barrel	$3.44	(1.66)	1.85	(1.37)

Petroleum and other products sold—barrels per day	471,119	594,619	468,416	586,928
United States	333,930	457,729 [2]	332,778	451,644 [2]
Gasoline	287,347	320,520	285,347	323,812
Kerosine	3	15,015	78	14,929
Diesel and home heating oils	46,580	84,586	47,353	84,134
Residuals	—	18,424	—	16,870
Asphalt, LPG and other	—	19,184	—	11,899
United Kingdom	137,189	136,890	135,638	135,284
Gasoline	41,053	36,643	44,226	34,459
Kerosine	15,360	18,625	16,933	16,961
Diesel and home heating oils	49,840	47,614	47,599	47,409
Residuals	11,035	14,493	14,457	14,526
LPG and other	19,901	19,515	12,423	21,929

U.K. refinery inputs—barrels per day	132,932	138,041	132,282	134,346
Milford Haven, Wales - crude oil	129,948	135,053	129,006	130,986
- other feedstocks	2,984	2,988	3,276	3,360

U.K. refinery yields—barrels per day	132,932	138,041	132,282	134,346
Gasoline	38,656	34,496	42,715	32,670
Kerosine	16,245	17,459	16,771	17,183
Diesel and home heating oils	47,056	46,714	45,392	46,360
Residuals	11,072	15,048	14,166	13,862
LPG and other	15,954	21,049	9,550	21,183
Fuel and loss	3,949	3,275	3,688	3,088

[1]	Represents net sales prices for fuel less purchased cost of fuel.
[2]

Includes 170,609 bbls. per day in the three-month period in 2011 and 163,597 bbls. per day in the nine-month period in 2011 related to discontinued operations in the United States. Subsequent to the sale of the U.S. refineries in late 2011, a portion of the reduction in refined products produced and sold by these discontinued operations were offset by higher finished products purchased and sold by the Company’s ongoing marketing operations.